EXHIBIT 99.1

Smith Micro Software, Inc.
Q3 2019 Earnings Conference Call and Webcast
Thursday, October 24, 2019, 4:30 PM Eastern

CORPORATE PARTICIPANTS Charles Messman - Vice President of Investor Relations William Smith - Chairman, President and Chief Executive Officer Tim Huffmyer – Chief Financial Officer

PRESENTATION

Operator

Good day, everyone and welcome to the Smith Micro Third Quarter 2019 Earnings Conference Call.  All participants will be in a listen-only mode.  Should you need assistance, please signal a conference specialist by pressing the star key followed by 0.  After today's presentation, there will be an opportunity to ask questions.  To ask a question, you may press Star  and then 1 your touchtone phones.  To withdraw your questions, you may press Star 2.

Please also note today's event is being recorded.  And at this time, I'd like to turn the conference call over to Charles Messman, Vice President of Investor Relations and Corporate Development.  Sir, please go ahead.

Charles Messman

Thank you, operator.  Good afternoon, everyone.  We appreciate your joining us today for Smith Micro's financial results for the third quarter of our fiscal year of 2019 ended September 30.

By now you should have received a copy of the press release with the financial results.  If you do not have a copy, and would like one, please visit the Investor Relations section of our Website at www.smithmicro.com.  On today's call we have Bill Smith, Chairman of the Board, President and Chief Executive Officer of Smith Micro; and Tim Huffmyer, our Chief Financial Officer.

Please note that some of the information you will hear during our discussion today will consist forward-looking statements, including, without limitation, those regarding the company's future revenue and profitability, new product development, and new market opportunities, operating expenses, and company cash reserves.  Forward-looking statements involve risks and uncertainties, which could cause actual results or trends to differ materially from those expressed or implied by our forward-looking statements.

For more information, please refer to the risk factors included in our most recently filed 10-K.  Smith Micro assumes no obligation to update any forward-looking statements, which speak to our management's beliefs and assumptions only as of the date they are made.  I want to point out that in the forthcoming prepared remarks, we'll refer to certain non-GAAP financial measures.  Please refer back to our press release disseminated earlier today for a reconciliation of the non-GAAP financial measures.

With that said, I'll now turn the call over to Bill.  Bill?

William Smith

Thanks, Charlie.  Good afternoon everyone and thank you for joining us today for our 2019 Third Quarter Earnings Conference Call.

I am very happy with the overall results for the third quarter, building on the momentum we achieved in the first half of this fiscal year.  I am pleased to report we delivered solid revenue growth, profitability, and free cash flow.  Looking at the results, total revenues from operations increased 81% over last year and 9% sequentially to $11.8 million for the quarter.

Non-GAAP net income from operations was up significantly for the quarter to $3.2 million, or $0.08 per share that compared to non-GAAP net income of $241,000, or $0.01 per share for the third quarter of 2018.

Smith Micro Software, Inc.

Thursday, October 24, 2019, 4:30 PM Eastern

Gross profit for the third quarter was $10.8 million compared to $5.5 million in the third quarter of last year.  Gross margins remained strong at 91% showing the leverage we have in place with our current business case.  During the quarter, we delivered strong free cash flow of $5.9 million and ended the quarter with a strong cash balance of approximately $24 million, or nearly double compared to last year.

The top line revenue growth was driven by our SafePath platform that increased nearly five times over the third quarter of last year, up 38% from second quarter of this year, which contributed $5.2 million in revenue for the quarter, exceeding our third-quarter expectation by 26%.  Looking at CommSuite, we had expected a low single-digit growth for the quarter, but instead we saw a slight slowdown in subscribers.  We believe this is directly related to the launch of the new iPhones in September and some of the strong marketing initiatives around their launch.

Revenue related to our ViewSpot platform came in-line with our expectations, as the expected annual growth for this product had already been delivered in the first half.  Revenue from the ViewSpot variable professional services component associated with new device launches and other retail store promotional campaigns is proving difficult to forecast.  This is now the second full quarter that we've had ViewSpot integrated and we are learning that we may expect some fluctuations with this variable revenue stream.  The best way to guard against this fluctuation is to expand our installed base, and I will discuss this more in the back half of my prepared remarks.

Before I turn the call over to Tim, I want to briefly mention my latest thoughts on the proposed merger of T-Mobile and Sprint.  It remains true that there is always risk with M&A activities, due to a variety of unknowns and things out of our control.  However, we also see an equally great opportunity for growth and expansion of our business case as well.  Clearly gaining access to the full T-Mobile base in addition to the Sprint base is exciting.  Additionally, gaining access to a new Tier 1 carrier in Dish Networks is also an appealing proposition.  We will simply need to let this merger take its course and react to the final outcome.

In preparation, we have developed plans to handle a variety of possible outcomes.  It would appear at this point to be a 2020 event, based on publicly available information being reported.  But we have no way of knowing in which quarter it will happen and at this stage, we still cannot be certain that the merger will in fact be completed.

So with that said, let's turn the call over to Tim to review the financials in greater detail.

Tim Huffmyer

Thanks, Bill.  Let me start my remarks by summarizing certain cash and equity activity for the third quarter.  During the third quarter of 2019, cash flow from operations was $6.4 million and free cash flow was $5.9 million.  Additionally, during the third quarter 5.3 million warrants were exercised, resulting in cash proceeds of $11.4 million.  The combination of these two events were the primary drivers for the $17.3 million increase in the cash balance from $6.6 million at the end of the second quarter of 2019 to $23.9 million at the end of the third quarter of 2019.

We are very pleased with this cash reserve balance.  In the short term, we will invest this excess cash to preserve capital.  In the mid- to longer-term range, the company will continue to evaluate strategic alternatives for utilization of capital to maximize shareholder return.

Based on the terms of the Series B preferred stock agreement on August 28, the company elected to force the conversion of the then outstanding Series B preferred stock to common stock. This forced conversion and the related voluntary conversions during the quarter resulted in an

Smith Micro Software, Inc.

Thursday, October 24, 2019, 4:30 PM Eastern

additional 1.2 million shares of common stock outstanding.  The conversion eliminated any future dividend obligations under the term of the Series B preferred stock agreement.  The combination of the exercise warrants and the preferred stock conversion were the primary drivers for an increase of 6.4 million shares, resulting in 38.5 million shares outstanding at the end of the third quarter.  The company has an additional 5.8 million warrants outstanding at the end of the third quarter, which if exercised have a potential cash value of approximately $12.7 million.

Now let's talk about the quarter and year-to-date financial results.  For the third quarter, we posted revenue of $11.8 million compared to $6.5 million for the same quarter last year, an increase of 81%.  The wireless segment reported quarterly revenue of $11.6 million compared to $6.3 million last year, an increase of 85%.  Our graphics segment reported quarterly revenue of $168,000 compared to $242,000 last year.  For the third quarter year-to-date, revenue was $31.1 million compared to $18.9 million last year, an increase of 64%.

The increase in the wireless revenues was primarily a result of revenue growth in the SafePath Family platform.  During the third quarter of 2019, revenue from SafePath Family grew by 38% sequentially, resulting in SafePath Family revenues of $5.2 million.  During the last earnings conference call, we indicated our then visible SafePath Family quarterly run-rate was approximately 30%.  We are pleased with the additional quarterly growth.  We expect SafePath revenue growth to continue, based on recent and expected marketing activity, which includes continued retail and call center promotions.  These actions are dependent on Sprint execution. We continue to support efforts as requested.

Based on recent SafePath run rates and the experience with seasonality of selling value-added services during the fourth quarter holiday season last year, we expect the fourth quarter SafePath revenue to grow approximately 10% to 20% sequentially.  During the third quarter of 2019, CommSuite VTT subscribers and revenue decreased sequentially by approximately 7%.  As Bill mentioned, we believe this decrease was directly related to the launch of new iOS devices and related promotions, reducing the number of subscribers using the Android-based VTT service.  Several new Android devices are set to launch during the fourth quarter and we remain optimistic we can regain subscribers at that time.

Revenue for CommSuite advertising during the third quarter was approximately $300,000, which was the midpoint of our previously provided guidance.  This is a variable revenue stream and dependent on third-party activities.  We expect the fourth quarter revenue to be between $200,000 and $400,000.

ViewSpot revenue was $1.3 million for the quarter and in-line with expectations.  The sequential decline was directly related to a decrease in device and promotional campaigns from our existing US Tier 1 contracts.  As a reminder, we separate ViewSpot revenue into two categories: fixed and variable.  The fixed portion of the revenue is related to license fees and is generally the recurring component of the revenue.  The variable portion of the revenue is related to device and promotional campaigns, which are short bursts of activities resulting in revenue and the volume is less predictable.  As previously discussed, we continue to expect 10% to 20% annual growth in 2019 for ViewSpot.

For the third quarter, gross profit was $10.8 million compared to $5.5 million during the same period last year.  Gross margin was 91% for the third quarter compared to 85% last year.  The increase in gross margin is a direct result of higher wireless revenue.  For the third quarter year-to-date, gross profit was $28.2 million compared to $15.5 million during the same period last year.  Gross margin was 91% for the third quarter year-to-date compared to 82% last year.  Operating

Smith Micro Software, Inc.

Thursday, October 24, 2019, 4:30 PM Eastern

expense for the third quarter was $7.3 million, an increase of $1.8 million, or 33% compared to last year.  Operating expense for the third quarter year-to-date was $21.7 million, an increase of $4.3 million, or 25% compared to last year.

The increase in operating expense is primarily related to an increase in the expenses for the ViewSpot business, an increase in compensation and related expenses for current and additional resources, an increase in non-cash amortization expense, and an increase in non-cash stock compensation expense.

We continue to aggressively recruit and hire resources in all of our markets.  We will continue to invest in additional resources to focus on ViewSpot customer delivery and product development and resources to enhance the SafePath Family product.  This additional head count will result in a higher quarterly operating expense run rate in future quarters.

The non-GAAP pre-tax income for the third quarter was $4.2 million compared to a non-GAAP pre-tax income of $317,000 last year.  The non-GAAP pre-tax income for the third quarter year-to-date was $8.5 million compared to a non-GAAP pre-tax loss of $1.3 million last year.  The non-GAAP net income for the third quarter was $3.2 million, or $0.08 diluted earnings per share compared to a non-GAAP net income of $241,000, or $0.01 earnings per share last year.  The Non-GAAP net income for the third quarter year-to-date was $6.5 million, or $0.18 diluted earnings per share compared to a non-GAAP net loss of $1 million, or $0.05 loss per share last year.

Within the recently issued press release, we have provided a reconciliation of our non-GAAP metrics to the most comparable GAAP metric.  For the third quarter, the reconciliation includes the following adjustments: stock compensation expense of $351,000; intangible amortization of $240,000; and preferred stock dividends of $52,000, some of which are non-cash related items.

For the third quarter year-to-date the reconciliation includes the following adjustments: stock compensation expense of $1.1 million; intangible amortization of $705,000; Poser transaction gain of $483,000; acquisition costs of $76,000; and preferred stock dividends of $119,000, some of which are non-cash items.

Due to our cumulative net losses over the past few years, our GAAP tax expense is primarily due to foreign income taxes.  For the non-GAAP purposes, we utilize a 24% tax rate for 2019.  The resulting third quarter non-GAAP tax expense was $1 million, and the third quarter year-to-date non-GAAP tax expense was $2 million.

This concludes my financial review.  Now, back to you, Bill.

William Smith

Thanks, Tim.  Now let's talk further about our three core product suites and provide additional color.  Let's start with ViewSpot, which delivered another good quarter in-line with our expectations.  We made strong strides on the product roadmap development during the quarter by expanding the functionality of ViewSpot to fit the different needs of our addressable markets.  This includes evolving our approach to targeting different types of customer services.  Our current customers have sought a high degree of professional services, but new customer prospects are indicating a requirement for a more highly automated process.  Many of these potential customers are looking for a different value proposition that includes faster deployments, accelerated content changes and dynamic pricing, thus reducing professional services.

Smith Micro Software, Inc.

Thursday, October 24, 2019, 4:30 PM Eastern

The differentiation of this product suite will allow customers to update their own content via web portal, speeding up the delivery of content changes while allowing for dynamic pricing to be updated in real time.  We believe this function will expand our market opportunity and drive new sales.  In doing so, our dependency on professional services and the revenue fluctuations inherent with professional services should be significantly reduced.

I spoke on the last call about coming upgrades to the ViewSpot analytics platforms, such as real-time data flow, advanced fleet monitoring, AI-driven anomaly detection and new improved dashboards.  We continue to make progress to productize these capabilities to fit different needs of our customers, opening up potential new revenue streams in the process.  On the sales side, our pipeline remains very strong with several proof of concept trials underway around the world.

Looking at the CommSuite, which I spoke of earlier, we saw a slight decline sequentially, which we believe is directly related to the launch of the new iPhones and Sprint's promotion with this launch.  That said, we remain excited by the progress we are making toward closing CommSuite business with new carrier customers.  We think the timing is perfect to grow our customer base.

Okay, let's look at SafePath growth.  Driven primarily by the Safe & Found deployment at Sprint was delivered growth ahead of our expectations.  The growth of new subscribers continues to be directly attributable to the ongoing marketing efforts of Sprint, as well as our continued investment in enhancing the SafePath application.

We mentioned on the last earnings call the launch of our first SafePath IoT device, a tracker powered by our SafePath platform, has positioned Smith Micro to expand our addressable market while bringing significant up-sell potential to a much larger customer group.  To date we have been very pleased with tracker sales to both new subscribers and existing SafePath platform subscribers who have chosen to upgrade their subscriptions.  Also Sprint recently included a new campaign that bundles the tracker with Safe & Found full functionality.  This is a good example of an imaginative of go-to-market strategy that a carrier can used increased sell-through and create expansive cross-selling opportunities.

We expect to see acceleration of other consumer IoT devices being launched in the coming quarters, as the technology improvement curve catches up with demand.  This presents a great greenfield opportunity, strengthening in our vision for the best connected life experience for the family under a single pane of glass with a common application experience.

We believe our go-to-market strategy of having three different inroads to our platform, of SafePath Family, SafePath IoT, and SafePath Home, is unique in the market.  I would encourage you to closely follow the evolution of SafePath Home as we enter 2020 and the deployment of 5G.  This is the newest member of the SafePath lineup, and as a result the least exploited.  Carrier plans for 5G deployment included distribution of 5G routers to enable an expansion of the family digital lifestyle in the home.

SafePath Home expands Family Safety to the home devices similar to what SafePath Family provided to mobile devices.  This enhanced safety offering will reside in the home 5G router.  Family safety is a number one subject, whether you are home or on the road, whether the family members are using PCs or mobile devices or if devices are attached to the home network or consumer IoT devices operating wirelessly.  The SafePath lineup is a powerful offering for families in the 21st century.

Smith Micro Software, Inc.

Thursday, October 24, 2019, 4:30 PM Eastern

With several ongoing dialogs with potential carriers for all three SafePath offerings, I am especially enthusiastic with where we are in the evolution of both our sales and marketing strategies and product growth opportunities.

In closing, this is an exciting time for Smith Micro.  We have had an excellent first nine months of our fiscal 2019, as operating revenues increased 64%, compared to the first three quarters of 2018.  Our bottom line has grown significantly and cash in the bank has doubled.  We look to finish out the year very strong, and after 2020, stronger than ever.

With that said, operator, we can open the call for questions.

QUESTION AND ANSWER

Operator

Ladies and gentlemen, we'll now open the floor for a question-and-answer session.  To ask a question, you may press Star 1 on your touchtone phones.  If you are using a speakerphone, we do ask that you please pick up your handset before pressing the keys.  To withdraw your questions, you may press Star 2.  Once again, that is Star 1 to ask a question.

Our first question today comes from Josh Nichols from B. Riley FBR.  Please go ahead with your question.

Josh Nichols

Yes, thanks for taking my question and great to see that the SafePath revenue is coming in and tracking ahead of expectations for the quarter.  Could you talk a little bit about traction that you're seeing, not just with Sprint, but also with Boost and then, more broadly with the new tracker solution, what the company's plans are to further expand into the IoT space?

William Smith

Okay.  Josh, let's first the comment on Boost.  Obviously, this is a very challenging time for the Boost folks, they are trying to get their plans together figure out how they're going to be moving forward post-merger.  I mean if the merger happens.  So, there's just a lot on their table to work with.

The growth of SafePath is moving forward.  It is not as robust as we'd like to see, but I think it will get there.  I think that you will see Boost also focusing on consumer IoT devices as we go forward as well.  So, I feel very, very positive about it.  I just think it's a little early.

As far as from the standpoint of newer devices, there are a number of them.  We just had the Mobile World Congress Los Angeles this week.  There's a lot of meetings that took place there, where you're looking at things like pet trackers, children's watches, elderly watches, there's just a number of different devices, devices that can go in cars to monitor how the family members are driving, where they are, all that kind of stuff.

So, I think you're going to see a full-lineup of consumer IoT devices coming in 2020.

Josh Nichols

That's great to hear, Bill.  And could you talk a bit, again, I know that you mentioned it before, but what really what's the market opportunity with Sprint, excluding any other potential carriers?  Is that number you think that's still could be in the high hundreds or thousands or even low millions?

Smith Micro Software, Inc.

Thursday, October 24, 2019, 4:30 PM Eastern

William Smith

Absolutely.  I think that for all parties, whether you're talking to management of Sprint or to those of us here at Smith Micro, we entered this game with the idea that we're looking for millions of subs and I think we all still can continue with that.  We are obviously -- you can do your own math, you can see what the growth of the revenues clearly has been driven by a very growing size of the installed base and we're pretty pleased with what we're seeing.

Josh Nichols

Great.  And then last question from me and then I'll jump back in the queue.  Now barring any new significant carrier wins, could you talk about what are hiring expectations over the next quarter or two and how long until you get to a level where you feel comfortable that you are able to continue to expand the platform and prepare the company for additional growth?

Tim Huffmyer

Yes, Josh.  Thanks for the question.  Our hiring expectations, we closed the quarter at about 184 employees, we have about 20 open recs that we’re aggressively trying to fill around the world.  So, I would see at least that 20 and possibly more.  As we get that hired and we get to the 200 mark, we'll pause there as we get into some 2020 planning and reevaluate as we enter the new year, based on the pipeline, but we have been hiring pretty aggressively all year.  We'll close out the year strong and then we'll take a pause and look into the new year.

Josh Nichols

Sounds great.  Thank you.

Operator

Our next question comes from Scott Searle from ROTH Capital.  Please go ahead with your question.

Scott Searle

Good afternoon, thanks for taking my question.  Nice quarter.  Hey, Tim, just a quick housekeeping question, on the OpEx front you gave an indication that it would be at higher levels.  I'm not sure if I heard a range on that front.  Can you just clarify?  And then I had some questions.

Tim Huffmyer

I did not give a range.  But you can assume a couple of hundred thousand increase here for the fourth quarter.  So the same cadence that you saw from the second to the third, assume that from the third to the fourth.

Scott Searle

Gotcha.  And then on the SafePath front, clearly a nice quarter.  Could you provide a little bit more color in terms of some of the legacy existing (subs) that are out there, if you have some visibility to that, because there's never been that cut over date that's been announced, but presumably some of them coming over.  My sense has been more new subscribers rather than conversions to kind of give us an idea on that front.  How important bundling has been to the process as well, tracker with family plan?  It seems like it's been doing pretty well.  Any color you can provide on that front would be helpful?

Tim Huffmyer

Sure, Scott.  So, from a legacy standpoint, these accounts that we see the growth is all new accounts.  So, we're not seeing conversions basically at this current point and we don't have visibility to the actual installed base there at Sprint.  We are adding and very excited about all the

Smith Micro Software, Inc.

Thursday, October 24, 2019, 4:30 PM Eastern

new accounts that we are receiving though on the existing platform.  From a bundling standpoint, I think it was early September, Sprint launched the bundle and we've seen consistent growth from pre-bundle to the actual bundle.  So, we didn't see interruption, if you will, in that growth stream in that period of time.

Scott Searle

Okay, great, thanks.  And lastly if I could, the 5G router opportunity, which you referenced earlier in the call, really emerging.  I think it's a pretty big opportunity on a global basis and really highlighted Mobile Congress seeing a number of different OEM vendors, the operators talking about it becoming a real opportunity for them to gain a foothold in markets that they didn't have before.  So, I was wondering if you could provide a little bit more color in terms of what's the level of interest that you're seeing on that front?  When we would expect that to ramp up?  It seems like a lot of this dialog is targeted more towards 2020, but clearly a big opportunity.  And is that a real trigger then to be able to engage, shift the dialog and get pulled into new operator accounts?  Thanks.

William Smith

I think that it's an opportunity to expand the size of our customer base clearly with other mobile operators around the world.  It is an exciting opportunity for them as they play a bigger role in the home.  They've always been a major player, obviously in the mobile environment, but I think this is a way for the mobile carriers to enter into the home in a very meaningful way.  Clearly, Family Safety is everywhere.  I mean, you want to keep your family members safe, whether they're out of the home or in the home. And you want to be able to, as a parent, set up your rules for what your children can see, you want to do it once. You want those rules to work everywhere.  Whether they're using mobile devices or whether they're using PCs or game consoles; it's all the same.

And so, I think the real power of what we have created here at Smith Micro that makes us very different than anybody else in the marketplace is, we do all of this within a single app, within a single paradigm and I think that speaks very well for us.  It is clearly an area we have invested heavily.  That's why we're growing our head count the way we are.  We are really moving forward.  We're pushing the envelope.  It's everybody else who has to try to catch up.  That is not the place you want to be. You want to be the leader, not a follower, and I think that's where we are.

Scott Searle

Okay.  Thanks, Bill.  And just, it sounds like it's clearly a big step.  It's a big push to open operator dialog and really differentiate what you guys are doing in SafePath, but just one last question, was wondering if there are any early thoughts to where pricing would be, other than incremental to where you are today.  Thanks.  Nice quarter.

William Smith

No, we're not really ready to talk about pricing yet.  That's something that we are talking to carriers about and trying to work out what kind of levels actually will work.  So, I think you're going to have to wait for a little bit more clarity and we will hopefully be able to tell you more about it.

Scott Searle

Great, thanks.

Operator

Our next question comes from Jim McIlree from Chardan Capital.  Please go ahead with your question.

Smith Micro Software, Inc.

Thursday, October 24, 2019, 4:30 PM Eastern

Jim McIlree

Yes, thanks, and good afternoon.  If my math is right, the SafePath expectation is up about 600,000, quarter-to-quarter, at least at the midpoint of your guidance.  Is that a reasonable expectation for at least the next few quarters or is there something that would impact that positively or negatively, including seasonality diminution of promotions or, let's call it, hitting a different part of the growth curve that would suggest that increase is significantly different past that Q4 increase?

Tim Huffmyer

Hi, Jim.  The guidance that I provided was 10% to 20% in the fourth quarter growth.  That takes into account the seasonality factor that we experienced last year, last fourth quarter and also the visibility of the run rate that I have through yesterday.  So, I think that's dollar amount that you said is within that range, that 10% to 20% there, reasonably close to that.  And then, I've been giving quarterly viewpoints here.  So, I'll reserve any comments related to the first quarter of next year.  But we're starting to see a trend here of multiple percentages of growth here, sequentially.  So, we're starting to build some history around that.  That should be helpful for you.

Jim McIlree

Let me try in a different way, can you characterize seasonality for the product Q4 versus the other quarters, or however you want to characterize it.  Is there a noticeable seasonality yet?

William Smith

Well, there was last year, Jim, and that's why we are baking it in for this year.  What we tend to see during the holiday season is, the carriers tend to focus on selling to new subs, more handsets, that kind of thing, versus focusing on value-added services.  So, we think we have to sort of take a backseat a little bit in Q4 because of that. And that's why we're being a little bit more conservative.  Though, I would expect would continue to grow at a rapid rate after Q4.  We'll just have to wait and see.  We don't have multiple years of experience in this marketplace yet.  We're basing it on what we saw last year and we understood what was going on them.  So, let's see if it holds true for this year as well.

Jim McIlree

Okay, that's helpful.  And as far as the IoT, I understand that you are pleased with the progress that you're making.  I would like to understand if it has a meaningful impact on the financials yet, or is that something that we’ll probably see have a big impact on the SafePath revenues in 2020?

William Smith

I think it will continue to grow into 2020.  The way I view, whether you're looking at SafePath Family, SafePath IoT or SafePath Home, we have three different ways that we can approach a carrier.  We can talk about Family Safety with one year mobile on that SafePath Family.  We can talk about how they can play a meaningful role in the IoT marketplace for consumers and how they can utilize SafePath as the glue, to glue all this together.  So, we can talk to carriers who maybe aren't necessarily focused just on Family Safety, but they are focused on launching consumer IoT.

And now with SafePath Home, you can now look at what the carrier wants to do with 5G and 5G routers that they know they will be placing into their customers' homes and how all this is just a different approach for us to gain access to a carrier and then grow out the full power of safe SafePath over a period of time.  Does that help?

Smith Micro Software, Inc.

Thursday, October 24, 2019, 4:30 PM Eastern

Jim McIlree

Yes, that does.  Thank you.  And my last one is, Bill, you talked about changes in ViewSpot, some product changes.  I was just wondering if that has an appreciable impact on development costs going forward.  I'm assuming it's already in Tim's guidance for OpEx next quarter, but is that a one quarter thing, a couple of quarter thing?  And then second one on that, Bill, you've mentioned that professional services would have an impact.  I'm just wondering, was that offset by what's happening with the products or is that just a net negative with professional services being impacted?

William Smith

Professional Services is not my most favored business model.  I like to sell product and recurring revenue streams that are predictable.  That's where we're trying to drive the product.  Yes, we have invested in more engineering talent and product talent for ViewSpot.  That’s pretty much baked in.  Tim is already given you some thoughts about what to look for in Q4.  That's all part of it.  We have done everything.  Now that we think we need to do to, to really start growing out and building a much stronger customer base for ViewSpot and hopefully doing that in a mode that we can provide professional services when it's needed, but by a large it won't always be needed and that's where we really want to be, we want to be in a very recurring value-added service model.  I think that's where you'll see the biggest benefit of the product in our lineup.

Jim McIlree

That's great, thanks a lot, guys, and congrats on the results.

William Smith

Thanks.

Operator

And ladies and gentlemen, at this time we'll conclude today's question-and-answer session.  I'd like to turn the conference call back over to Charles Messman for any closing remarks.

Charles Messman

Thanks everybody for joining us today.  As always, please feel free to reach out to us directly, and we'll look forward to talking to you on our next conference call.  And I will say, of those going to CES, please reach out because we’d love to let you show the product.  Thanks guys, bye.

Operator

Ladies and gentlemen, the conference has concluded.  We thank you for attending.  You may now disconnect your lines.

Smith Micro Software, Inc.

Thursday, October 24, 2019, 4:30 PM Eastern